                                                                    EXHIBIT 11.1


                FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

                                                  Three Months Ended
                                                     September 30,
                                                ----------------------
                                                  1996               1995
                                                -------            -------
                                        (In thousands, except per share amounts)
Shares issued and outstanding(1)                 13,314             12,454

Common Stock Equivalent
  Stock Options(2)                                1,006                889
                                                -------            -------
                                                 14,320             13,343
                                                =======            =======


Net income                                      $ 5,514            $ 3,938
                                                =======            =======

Earnings per share:
Net income                                      $  0.39            $  0.30
                                                =======            =======


(1) Shares issued and outstanding - based on the weighted average method.

(2) Stock options - based on the treasury stock method using average market price.